Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 10th day of June, 2016 by and between ROGER NUTTALL, an Illinois resident (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ the Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Company is considering an initial public offering of Camping World common stock (the “IPO”); and

WHEREAS, in anticipation of the potential IPO, the Company desires to enter into this Agreement with Employee, pursuant to which the Company will employ Employee on the terms set forth in this Agreement, and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment. The Company agrees to employ Employee as the President of Camping World on the terms and conditions set forth in this Agreement and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Chief Executive Officer and Board of Directors.

2.                                      Term. Subject to termination of Employee’s employment pursuant to Section 7 below, the initial term of Employee’s employment hereunder shall be for a period commencing as of the date of this Agreement and ending December 31, 2020 and, upon the expiration of the initial term hereof, shall be automatically renewed for successive one (1) year periods unless either party desires to cancel this Agreement after the initial term or renewal periods, then it shall give the other party written notice of its intent to cancel at least 90 days prior to the expiration of the initial term or any renewal period thereof. The term of Employee’s employment under this Agreement shall be defined as the “Term.”

3.                                      Position and Duties.

3.01                        Title. During the Term, Employee agrees to serve as the President of Camping World and undertake such additional duties as provided in Section 3.02 below.

3.02                        Duties. During the term of this Agreement, Employee agrees to serve the Company, and the Company agrees to employ the Employee as the President of Camping World, and Employee will faithfully and to the best of his ability discharge his duties and will devote his full time during business hours for the Company and to the business and affairs of the Company.

Employee hereby confirms that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person. Employee recognizes that he will be required to travel to perform certain of his duties.

Notwithstanding the foregoing, Employee shall be permitted to participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Directors, significantly interfere with the performance of Employee’s duties hereunder.

4.                                      Compensation.

4.01                        Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02                        Incentive Compensation. During the term of this Agreement and subject to the continued employment of Employee by the Company through the date on which payment of the Incentive Compensation (as defined below) is due, the Company shall pay to Employee incentive compensation (“Incentive Compensation”) equal to one-half of one percent (0.5%) (the “Applicable Percentage”) of the Company’s consolidated EBITDA (as defined below). As used herein, “EBITDA” shall mean (i) the consolidated net income of the Company derived from the ongoing consolidated business operations for such period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization and (ii) to the extent not otherwise reflected in net income for purposes of determining EBITDA, gains on the sale of real property, including, without limitation, deferred gains on sale leaseback transactions. Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income, and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income. The Incentive Compensation will be paid in monthly draws based on the Company’s estimated consolidated EBITDA for the applicable calendar year, subject to adjustment up or down from time to time based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws. Monthly payments of Incentive Compensation shall be subject to “true up” following the completion of the audited financial statements of the Company.. In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements. In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s Incentive Compensation for the next succeeding monthly Incentive Compensation payment(s) until such overpayment has been absorbed by such deductions. In the event any overpayments have not been fully recovered upon the expiration or termination of the Term of this Agreement, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company pursuant to Section 7.05 of this Agreement or, if no amounts are payable by

Company pursuant to Section 7.05, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore.

4.03                        Benefits. Employee may participate in all employee benefit plans or programs (including vacation time) of Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04                        Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee, including but not limited to personal credit card(s), gasoline and portable phone expenses, consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05                        Vehicle. During the Term, Employee shall receive a Company owned vehicle selected by the Company after consultation with Employee suitable for Employee’s position for his business and personal use, as mutually agreed by Employee. The Company shall pay the property taxes, insurance and any license fees or tags for such vehicles.

4.06                        Vacation and Sick leave. The Employee shall be entitled to four (4) weeks of vacation during each year of employment. Such vacation shall be taken at such times as the Chairman, Vice Chairman or Chief Executive Officer of the Company shall agree. Any unused vacation for any year shall not accumulate or carry over to the subsequent year and shall be lost if not used by Employee during the respective years during the term of this Agreement. The Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.07                        Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company, or any of its affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in the Illinois law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason; provided that the provisions of the immediately preceding sentence shall survive the termination of Employee’s employment with the Company for three years after such termination.

4.08                        Continuing Education. The Company shall reimburse Employee for continuing professional education required to maintain Employee’s license as a Certified Public Accountant and any time incurred in such continuing professional shall not be considered vacation time.

4.09                        Incentive Plans. Employee shall be entitled to participate in any short term incentive or long term incentive plans adopted by the Company from time to time.

5.                                      Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspect of the business of the Company. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Employee.

6.                                      Non-competition and Non-Solicitation Covenants and Adversarial Restrictions.

6.01                        Non-competition. Employee agrees that, during the Term and for two years after the termination of Employee’s employment for any reason, other than by virtue of a breach by Company under Section 7.01(f) below, Employee shall not, directly or indirectly, engage in the sale, repair or service of recreational vehicles or parts and accessories for recreational vehicles or in the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and extended service warranties, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder (other than as incidental ownership of publicly traded stock), employee, member of any association, or otherwise) in the geographic area set forth in Section 6.02. In the event that, after the termination of Employee’s employment with the Company for any reason, the Company fails to pay Employee any amount payable to Employee under this Agreement and such failure continues for ten (10) business days after written notice by Employee to the Company, Employee shall be released and relieved from the provisions of this Section 6.01; provided that, in the event of a dispute as to whether any amount is payable, the provisions of this Section 6.01 shall continue to apply if the Company pays such disputed amounts into the escrow with the court, arbitrator or mediator having jurisdiction over such dispute and such amounts shall be disbursed in accordance with the provisions of the judgment, award, decision or settlement.

6.02                        Geographic Extent of Covenant. The obligations of Employee under Section 6.01 shall apply to the continental United States. Notwithstanding the foregoing, if Employee is terminated pursuant to Section 7.01 (e) or (f) the obligations of Employee under Section 6.01 shall apply to any site located within one hundred (100) miles of any location where the Company sells, repairs or services recreational vehicles or parts and accessories for recreational during the Term or, if applicable, the Non-Compete Period.

6.03                        Indirect Competition. Employee further agrees that, during the Term and the Non-Compete Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.04                        Non-solicitation. Employee further agrees that, during the Term and for a period of one year after the termination of his employment, he will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company.

6.05                        Adversarial Restrictions. During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company; provided, however, that nothing in this Section 6.05 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company.

7.                                      Termination.

7.01                        Grounds for Termination. Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

a.                                      If Employee shall die or become disabled (as defined in Section 7.03 below);

b.                                      By mutual agreement of the Company and Employee;

c.                                       By Employee for any reason upon notice to the Company;

d.                                      By the Company for cause (as defined in Section 7.02 below);

e.                                       By the Company without cause; provided that in such event and in exchange for a full release of claims from the Employee, the Company will pay Employee the amounts provided under Section 7.05 below;

f.                                        By Employee in the event of a material default of this Agreement by the Company, which default remains uncured for ten (10) days following written notice thereof.

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02                        For Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for cause:

a.                                      Employee shall have breached this Agreement in any material respect (other than as provided in clause (e) below), which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

b.                                      Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Governors; or

c.                                       Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

d.                                      Employee uses illegal substances; or

e.                                       Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03                        “Disability” Defined. The Company may determine that Employee is disabled if he shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

7.04                        Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. Further, Employee shall promptly return to the Company the vehicle described in Section 4.05.

7.05                        Payments Upon Termination. If this Agreement is terminated for any reason set forth in this Section 7, then Employee shall be entitled to receive (a) his Base Salary through the date of the termination, (b) any accrued and unused vacation or paid time off time through the date of the termination, and (c) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04. If Employee’s employment is terminated pursuant to Section 7.01(a) then Employee, or Employee’s heirs and assigns, as the case may be, shall be entitled to receive any Incentive Compensation pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when due and the amount which would be payable pursuant to Section 4.02 as if his employment had not terminated and Incentive Compensation for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to the consolidated EBITDA of the Company for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination times the Applicable Percentage, multiplied by a fraction, (a) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (b) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee for Incentive Compensation during such calendar year as contemplated by Section 4.02, shall be credited against such amount), which payment shall be made within 120 days following the end of such calendar year in which the Employee’s employment was so terminated. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company a full release of claims in a form prepared by and acceptable to the Company in accordance with Section 8.06 (a “Release”) and any period for rescission of such Release shall have expired without Employee having rescinded such Release, then Employee shall receive: (a) any Incentive Compensation pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated; (b) Incentive Compensation for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to the combined EBITDA of the Company for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination times the Applicable Percentage, multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee for Incentive Compensation during such calendar year as contemplated by Section 4.02, shall be credited against such amount), which payment shall be made within 90 days following such termination of employee’s employment; (c) payment by the Company for COBRA benefits for a period of eighteen (18) months following termination for Employee and any dependents covered immediately prior to termination and (d) the Severance Amount (as defined below), which Severance Amount shall be paid over a two (2) year period at the same times and in the same manner as base annual salary had been paid to Employee prior to the termination of his employment hereunder. As used herein, the “Severance Amount” shall be equal to two hundred percent (200%) of the sum of (a) Base Salary for one year and (b) Incentive Compensation for one year, which for purposes hereof shall be equal to the consolidated EBITDA of the Company for the twelve-month period ending on the last day of the calendar month immediately preceding the date of termination, multiplied by the Applicable Percentage.

8.                                      Miscellaneous.

8.01                        Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Illinois.

8.02                        Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03                        Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04                        Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05                        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.06                        Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)            Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)             Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)        Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)         Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made on or prior to the sixtieth (60th) day immediately following the Termination Date (the “Release Expiration Date”), (ii) the Company shall deliver the Release to the Employee within seven (7) days immediately following the Termination Date, (iii) if, as of the Release Expiration Date, the Employee has failed to execute the Release or has timely revoked his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) any such payments that are delayed pursuant to this Section 8.06 shall be paid in a lump sum on the first payroll date following the Release Expiration Date. For purposes of this Section 8.06, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment act of 1967), the date that is forty-five (45) days following such delivery date.

8.07                        280G Parachute Payments. (a) Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)        For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or consultants of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

8.08                        Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

8.09                        Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.10                        Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the

Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.11                        Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.12                        Attorneys’ Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.13                        No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.14                        Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.14.

8.15                        Notice of Immunity. Notwithstanding any provision of this Agreement to the contrary, (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.16                        Administration. In the event Employee shall disagree with the amount of EBITDA, as determined by the chief financial officer of the Company (written notice of which shall be given by the Employee within thirty (30) days of the receipt of such determination by the chief financial officer), EBITDA shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any nationally recognized firm of public accountants selected by the Company (the “Independent Accountant”). The Independent Accountant shall determine the EBITDA within thirty (30) days after its appointment and shall be instructed to deliver to the Company and Employee a written report of its determination of the amount of EBITDA.

The cost of the accounting services performed by the Independent Accountant shall be borne by the Company (but the cost thereof shall be considered a liability of the Company) unless the amount of the EBITDA as determined by the Independent Accountant is the same as the amount determined by the Company’s chief financial officer, in which event the entire cost of the services of the Independent Accountant shall be borne by the Employee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

CWGS ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

/s/ Roger Nuttall
Roger Nuttall